Exhibit 10.25

February 17, 2025

Lisa von Moltke

Dear Lisa:

On behalf of Zenas BioPharma (USA) LLC (the “Company”), I am very pleased to offer you employment as Chief Medical Officer and Head of Research and Development.

The terms of your employment with the Company are as set forth below (this letter agreement, the “Agreement”):

1.Position.

a.You will be employed, on a full-time basis, as Chief Medical Officer and Head of Research and Development of the Company.

b.You will have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities that are customarily associated with your position and those that are assigned to you from time to time by the Chief Executive Officer and/or the Parent’s Board of Directors or any committee of the Board (the “Board”). During the term of your employment with the Company, you will devote your full professional time and efforts to the business activities and other activities of the Company, the Parent (as defined in Section 7) and Parent’s subsidiaries, and other activities that may be approved in advance by the CEO and/or the Board. Notwithstanding the above, (i) you may continue to serve on the board of directors of the company on which you currently serve on the board and (ii) you may, if requested by your current employer or any successor thereto, provide transition consulting services to such entity, provided it does not unreasonably interfere with your duties to the Company, does not use the Company’s resources or confidential information, is not directly competitive with the Company and concludes on or prior to December 31, 2025.

c.You agree that, while employed by the Company, you will comply with all Company policies, practices and procedures and all codes of ethics or business conduct applicable to your position, as in effect from time to time. Your employment under the terms of this Agreement shall terminate in accordance with Section 8 of this Agreement.

2.Effective Date. This Agreement will be effective as of March 17, 2025 (or any earlier or later date that is your actual employment commencement date, the “Effective Date”).

3.Location. Your position will be located at the Company’s headquarters in Waltham, MA, subject to such travel as may be required from time to time in the performance of your duties to the Company, the Parent and the Parent’s subsidiaries. Subject to Section 4 below, when traveling for Company business, all reasonable lodging, meals and transportation expenses incurred by you will be paid or reimbursed to you by the Company, and subject to the Company’s reimbursement policy, as in effect from time to time.

4.Compensation.

a.Base Salary. You will be paid an annualized base salary of five hundred and twenty thousand Dollars ($520,000). Your base salary will be payable pursuant to the Company’s regular payroll practices. Your base salary shall be reviewed annually and may be adjusted in connection with any such review.

b.Bonus Program; Sign-on Bonus. For each fiscal year completed during your employment under this Agreement, you will be eligible for an annual target bonus of fifty percent (50%) of your annual base salary, subject to the terms and conditions of the Company’s Short-Term Incentive Plan, as amended from time to time. The actual amount of any such bonus will be determined by the Board or management, as applicable, in its (or their) sole discretion. Any annual bonus, if earned, shall be paid no later than March 15th of the year immediately following the year to which the applicable annual bonus relates (the “Bonus Year”). For 2025, the bonus for which you are eligible will not be pro-rated based on days employed. You will receive a sign-on bonus in the aggregate amount of $25,000, with an initial payment of $12,500 paid to you within 30 days of commencement of employment, and the remaining $12,500 paid to you in the first pay period following the first anniversary of the commencement date of your employment with the Company. Each payment will be subject to your being employed continuously from your commencement date of employment through the respective date of payment. If you voluntarily leave the Company within 12 months after the date you receive the initial payment, you will owe back the initial payment. If you voluntarily leave the Company within 12 months after the date you receive the second payment, you will owe back the second payment.

c.Equity Compensation. As a material inducement to accept the Company’s offer of employment, subject to Board approval, you shall receive a grant of stock options to acquire 400,000 shares of common stock of the Parent (as defined in Section 7), as more fully described in an inducement option award agreement that will govern the terms and conditions of your grant (the “Plan”). The stock options shall vest 25% on the first anniversary of the Effective Date; the remaining 75% of the stock options shall vest in 36 consecutive, equal monthly installments beginning the thirteenth month after the Effective Date, subject to the terms and conditions of the Plan and the applicable option agreement. The option grant described above is intended to be granted pursuant to the inducement grant exception set forth in NASDAQ Listing Rule 5635(c)(4).

d.Withholding. The Company shall withhold from any compensation or benefits payable under this Agreement any federal, state and local income, employment or other similar taxes as may be required to be withheld pursuant to any applicable law or regulation.

5.Vacation & Holidays. You will be eligible for fifteen (15) days of “paid time off’ each year, a one-week winter break, a one-week summer break and Company paid holidays consistent with the Company’s vacation and holiday policy. Paid time off shall be subject to the policies of the Company, as in effect from time to time.

6.Benefits. You will be eligible to participate in such medical, retirement and other benefits as are approved by the Board or the Company from time to time, except to the extent such plans are duplicative of benefits otherwise provided to you under this Agreement (e.g., a severance pay plan). As is the case with all employee benefits, such benefits will be governed by the terms and conditions of applicable plans or policies, which are subject to change or discontinuation at any time, and any other restrictions or limitations imposed by law.

7.At-Will Employment; Zenas Group. Your employment with the Company is and shall at all times during your employment hereunder be “at-will” employment. The Company or you may terminate your employment at any time and for any reason, with or without Cause, and with or without notice, in all cases subject to Section 8 of this Agreement. The “at-will” nature of your employment shall remain unchanged during your tenure as an employee of the Company, and may only be changed by an express written agreement that is signed by you and the Board.

The Company is part of a group of companies whose parent company is Zenas BioPharma, Inc. (“Parent”). The Parent is a public company whose stock is traded on the Nasdaq Stock Exchange. The Parent has direct and indirect subsidiaries. If requested, from time to time you agree to serve as a director or officer of Parent or one or more of the Parent’s direct or indirect subsidiaries, without further compensation; and if you are no longer employed by the Company you will be deemed to have resigned from all such director or officer positions.

8.Termination of Employment.

a.Termination for Other than Cause. If the Company terminates your employment for any reason other than Cause (except for death or Disability), or you resign for Good Reason, and if such termination is not in connection with or does not occur three (3) months prior to, on or within twelve (12) months following a Change in Control, you will receive the Accrued Benefits (as defined above), and, subject to your compliance with Section 8.e of this Agreement, you will be eligible to receive the following after the execution and delivery of the release of claims referenced below and the expiration of any revocation period without the release being revoked (the “Release Effective Date”): (i) nine (9) month’s base salary then in effect, less withholding taxes and standard deductions and payable in installments in accordance with the Company’s then regular pay policies commencing on the 60th day following your Termination Date; provided, that the first payment shall include any amounts that would have been paid during such sixty (60) day period if such payments started on the first payroll date after your Termination Date; and (ii) if you timely elect to continue your health insurance coverage pursuant to your rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar applicable state law (“COBRA”) following the termination of your employment, then the Company shall reimburse you for your monthly premium cost for COBRA coverage on a monthly basis, subject to you submitting reasonable proof of payment of your COBRA premium, until the earlier of (x) nine (9) months following the effective termination date of your employment, (y) the date upon which you commence full-time employment (or employment that provides you with eligibility for healthcare benefits substantially comparable to those provided by the Company) with an entity other than the Company or (z) you otherwise become ineligible for coverage under COBRA or Company plans (the “COBRA Reimbursement”). All equity awards then held by you will be governed in accordance with their terms.

b.Termination for Other than Cause in connection with a Change in Control. If the Company terminates your employment for any reason other than Cause (except for death or Disability) or you resign for Good Reason, and if such termination is in connection with or occurs three (3) months prior to, on or within twelve (12) months following a Change in Control, you will receive the Accrued Benefits, and, subject to your compliance with Section 8.e of this Agreement, you will be eligible to receive the following after the Release Effective Date: (i) an amount equal to twelve (12) months of base salary then in effect and an amount equal to 100% of your target bonus for the year your employment terminates, in each case, less standard deductions and payable in a single lump sum on the 60th day following the termination of your employment; (ii) the COBRA Reimbursement, provided, that for purposes of this Section 8.b, the nine (9) month duration in clause (x) of Section 8.a of this Agreement shall be increased to twelve (12) months; and (iii) full vesting of all outstanding equity awards.

c.Termination for Cause. If the Company terminates your employment for Cause, at any time, then you will receive no additional compensation other than the Accrued Benefits.

d.Termination for Death or Disability. If your employment terminates because of your death or Disability, then you will receive the Accrued Benefits and no other amounts.

e.Release. Eligibility for receipt and retainment of the items in Section 8.a or 8.b of this Agreement (other than the Accrued Benefits) shall be conditioned on your (i) returning to the Company promptly upon the termination of your employment all of its property and documents, including Parent and its subsidiaries’ property and documents and including all confidential information and all electronically stored information, (ii) signing and not revoking a release of any and all claims, in a form acceptable to the Company (which release shall be provided to you by the Company within seven (7) days of your Termination Date), and (iii) continued compliance with the Confidentiality Agreement, as defined in Section 10 of this Agreement, and any other restrictive covenant obligations owed to the Company, the Parent and/or Parent’s subsidiaries.

f.COBRA Reimbursement Exception. Notwithstanding the foregoing, in the event that the Company’s payment of the COBRA Reimbursement as described in Sections 8.a or 8.b of this Agreement would subject the Company to any tax or penalty under Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), the Patient Protection and Affordable Care Act, as amended, any regulations or guidance issued thereunder, or any other applicable law, in each case, as determined by the Company, then the Company may elect to pay to you during each month of the period during which the COBRA Reimbursement is to occur a fully taxable cash payment equal to the Company’s cost of your monthly COBRA premium, in accordance with the Company’s regular payroll practices and in lieu of the premium payments for that month, subject to terms and conditions that the Company may establish. Any amounts payable under this Section 8.f shall be made in monthly installments in accordance with the Company’s then regular pay policies commencing on the 60th day following your Termination Date; provided, that the first payment shall include any amounts that would have been paid during such sixty (60) day period if such payments started on the first payroll date after your Termination Date.

g.Definitions. For the purposes of this Section 8, the following capitalized terms shall have the meanings set forth below:

“Accrued Benefits” shall mean: (i) any unpaid base salary for services rendered through your Termination Date; (ii) any unpaid bonuses earned prior to the Termination Date; (iii) any unreimbursed and unpaid business expenses incurred as of the Termination Date; provided, that such expenses are reimbursable under, and you submit supporting substantiation and documentation in accordance with, the Company’s reimbursement policy as then in effect; (iv) accrued but unused vacation (if applicable), earned through your Termination Date; and (v) all other payments, benefits or fringe benefits to which you shall be entitled under (A) the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or (B) this Agreement.

“Cause” shall mean, as determined by the Board in its reasonable judgment: (i) willful misconduct or gross negligence in connection with your duties; (ii) any act constituting material dishonesty or fraud with respect to the Company or the Parent or any of their respective subsidiaries; (iii) the indictment for, conviction of, or a plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude under applicable law; (iv) material violation of any written Company policy made available to you; (v) failure to (A) perform your duties in all material respects or (B) follow a clear, lawful and reasonable directive of the Board and/or the CEO of the Company or Parent; (vi) material breach of a fiduciary duty owed to the Company, the Parent or any of their respective subsidiaries that has caused or could reasonably be expected to cause a material injury to the business; (vii) your material breach of this Agreement or any other agreement between you and the Company, the Parent or any of their respective subsidiaries; or (viii) other conduct by you that is or could reasonably be expected to be harmful to the business interests or reputation of the Company, the Parent or any of their respective subsidiaries; provided, that in no event shall your employment be terminated for Cause unless (A) an event or circumstance set forth in clauses (i) through (viii) has occurred and the Company provides you with written notice after the Company has knowledge of the occurrence of existence of such event or circumstance, which notice reasonably identifies the event or circumstance that the Company believes constitutes Cause and (B) with respect to the events and circumstances set forth in clauses (iv), (v) and (vi) only, if such events or circumstances are susceptible of cure, you fail to cure to the satisfaction of the Company the event or circumstance so identified within thirty (30) days of the receipt of such notice.

“Change in Control” shall mean (i) a consolidation, merger or similar transaction or series of related transactions, including a sale or other disposition of stock, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert; or (ii) a sale or transfer of all or substantially all the Company’s assets.

“Disability” shall mean your inability to have substantially performed your duties and responsibilities hereunder, either with or without reasonable accommodation, due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any three hundred sixty-five (365) day period. Notwithstanding the foregoing, in the event that as a result of an earlier absence because of mental or physical incapacity you incur a “separation from service” you shall on such date automatically be terminated from employment as a Disability termination.

“Good Reason” shall mean the following, if occurring without your consent: (i) the assignment to you of any duties or responsibilities which result in the material diminution of your duties and/or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law); (ii) a reduction by the Company in your annual base salary or target bonus opportunity (other than in the context of an across-the-board reduction for similarly situated executives); (iii) relocation of the Company’s Boston metropolitan area office to another location by more than thirty (30) miles that adversely affects your commute to such office; or (iv) material breach by the Company of the terms of this Agreement. In order to terminate your employment for Good Reason, you must provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances, and the Company shall have thirty (30) days following receipt of such notice to cure such circumstances in all material respects, and, to the extent not cured, you shall have resigned for Good Reason not later than the 180th day following the first occurrence of any Good Reason event (or to the extent it recurs, after the first occurrence of such recurrence).

“Termination Date” shall mean the date that your employment with the Company terminates for any reason.

9.Section 280G of the Code. If any of the payments or benefits received or to be received by you (including, without limitation, any payment or benefits received in connection with a change in control or your termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 9, be subject to the excise tax imposed under Section 4999 of the Code, then such 280G Payments shall be reduced by the Company (by the minimum possible amounts) by first reducing or eliminating payments which are payable in cash and then by reducing or eliminating payments, rights and benefits which are not payable in cash, in each case in reverse order beginning with payments, rights or benefits which are to be paid the farthest in time from the change in control so that you will not be considered to have received a parachute payment, unless you would receive a greater after-tax amount by receiving all such 280G Payments without reduction pursuant to the foregoing provisions of this sentence. If two economically equivalent amounts are subject to reduction but are payable at different times, the amounts shall be reduced (but not below zero) on a pro-rata basis.

10.Employee Confidentiality Agreement. As an employee of the Company, you have and will have access to certain Company, Parent, Parent subsidiaries and third-party confidential information and you may during the course of your employment develop certain information or inventions, which will be the property of the Company. To protect the interest of the Company, you will sign the Confidentiality, Proprietary Rights and Non-Solicitation Agreement between you and the Company, attached as Exhibit A to this Agreement (the “Confidentiality Agreement”), as a condition of your employment, which shall remain in effect by its terms.

11.Delayed Commencement Date for Payments and Benefits.

a.The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. If you notify the Company (with specificity as to the reason therefor) that you believe that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause you to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company independently makes such determination, the Company shall, after consulting with you, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Code Section 409A.

b.A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding any provision to the contrary in this Agreement, no payments or benefits that are considered “nonqualified deferred compensation” under Code Section 409A to which you otherwise become entitled under this Agreement in connection with your termination of employment, shall be made or provided to you prior to the earlier of (i) the expiration of the six (6) month period measured from the date of your “separation from service” with the Company (as such term is defined in Code Section 409A) or (ii) the date of your death, if you are deemed at the time of such separation from service to be a “specified employee” under Code Section 409A and if, in the absence of such delay, the payments would be subject to additional tax under Code Section 409A. Upon the expiration of the applicable Code Section 409A (a)(2) deferral period, all payments and benefits deferred pursuant to this Section 11.b (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

c.All expenses or other reimbursements under this Agreement shall be made promptly following submission of required documentation, and in any case on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you (provided that if any such reimbursements constitute taxable income to you, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year, provided, that the foregoing clause (iii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section

105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

d.For purposes of Code Section 409A, your right to receive any installment payment pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to you unless otherwise permitted by Code Section 409A.

e.If any payments made under this Agreement in connection with a Change in Control (as defined in Section 8 of this Agreement) are subject to Code Section 409A, no Change in Control shall be deemed to occur unless such Change in Control also constitutes a “change in the ownership of a corporation” within the meaning of Treasury regulation Section 1.409A-3(i)(5)(v) or a “change in the ownership of a substantial portion a corporation’s assets” within the meaning of Treasury regulation Section 1.409A-3(i)(5)(vi).

12.Resolution of Disputes. Any controversy, dispute or claim between you and the Company arising out of or relating to your employment, this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or an alleged breach, default, or misrepresentation of any other agreement between you and the Company, shall be submitted to arbitration in Boston, MA before a single arbitrator (applying the state law set forth in Section 14(f)), in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (“AAA”) as modified by the terms and conditions of this Section 12; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending (including, for example, provisional remedies to enforce the restrictive covenants set forth in the Confidentiality Agreement, and I acknowledge that breaches of the Confidentiality Agreement are likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to other damages, will be entitled to specific performance and other injunctive relief, without the posting of a bond), and any provisional injunctive relief granted by such court shall remain effective until the underlying matter is finally determined by the arbitrator. The arbitrator shall be selected by mutual agreement of the parties or, if the parties cannot agree, by striking from a list of arbitrators supplied by AAA. The arbitrator shall issue a written opinion revealing, however briefly, the essential findings and conclusions upon which the award is based. Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable. Any award or relief granted by the arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.

The parties acknowledge that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or your employment. You also acknowledge and agree that no claims will be arbitrated on a class action or collective action basis.

The Company shall be responsible for and pay the arbitrator’s fees and arbitration expenses and any other costs associated with the arbitration or arbitration hearing that are unique to arbitration. The Company and you each shall separately pay its or your own deposition, witness, expert and attorneys’ fees and other expenses as and to the same extent as if the matter were being held in court unless otherwise provided by law. The arbitrator shall, have the sole and exclusive power and authority to decide any and all issues of or related to whether this Agreement or any provision of this Agreement is subject to arbitration.

13.No Inconsistent Obligations. By accepting this offer of employment, you represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations set forth in this Agreement or that would be violated by your employment by the Company. You agree that you will not take any action on behalf of the Company, the Parent or any of Parent’s subsidiaries or cause the Company, the Parent or any of Parent’s subsidiaries to take any action that will violate any agreement that you have with a prior employer or any other third party. You agree that you will not disclose to or use on behalf of the Company, the Parent or any of Parent’s subsidiaries any confidential or proprietary information of a third party without that party’s consent.

14.Miscellaneous.

a.This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

b.Neither this Agreement nor any of your rights or obligations hereunder shall be assignable by you. The Company may assign this Agreement or any of its obligations hereunder to Parent, or to any subsidiary of Parent or the Company, or to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of the Company or the Parent. This Agreement is intended to bind and inure to the benefit of and be enforceable to you and the Company and its permitted successors and assigns.

c.No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer or director as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

d.This Agreement and the Confidentiality Agreement sets forth the entire agreement between you and the Company, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment; provided, however, that this Agreement shall not supersede any effective assignment of any invention or other intellectual property to the Company, the Parent or any of their respective subsidiaries and shall not constitute a waiver by the Company, the Parent or any of their respective subsidiaries of any right that any of them now has or may now have under any agreement imposing obligations on you with respect to confidentiality, non-competition, non-solicitation, no-hire, non-disparagement or similar obligations.

e.If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

f.The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to the choice of law principles thereof.

Sincerely,

ZENAS BIOPHARMA (USA) LLC

/s/ Leon O. Moulder, Jr.
Leon O. Moulder, Jr.
Chief Executive Officer

Acceptance and Acknowledgement:

Please confirm your acceptance of this offer by signing this letter and emailing the signed letter to Caroline Chevalier at caroline.chevalier@zenasbio.com by close of business on February 21, 2025.

By:	/s/ Lisa von Moltke
Lisa von Moltke

Date:	2/18/2025

EXHIBIT A

ZENAS BIOPHARMA (USA) LLC

CONFIDENTIALITY, PROPRIETARY RIGHTS AND NON-SOLICITATION

AGREEMENT

This Confidentiality, Proprietary Rights and Non-Solicitation Agreement (this “Agreement”) is made effective as of March 17, 2025 (the “Effective Date”) between Zenas BioPharma (USA) LLC, a Delaware limited liability company (including the Parent and its direct and indirect subsidiaries and their respective successors and assigns, the “Company”) and the undersigned. “Parent” shall mean Zenas BioPharma, Inc.

In consideration for Zenas BioPharma (USA) LLC employing or engaging me or continuing to employ or engage me, as the case may be, as an employee or consultant, my being granted continued access to the goodwill, trade secrets and other Confidential Information (as defined below) of the Company, and my receipt of the compensation now and hereafter paid to me by Zenas BioPharma (USA) LLC, I agree as follows:

1.Definition of Confidential Information. I acknowledge that I may be, or have been, furnished and/or have access to confidential, proprietary and/or trade secret information relating to the Company’s past, present or future business activities. All of this information, whether it belongs to the Company or was provided to the Company by a third party with the understanding that it be kept confidential is proprietary, confidential and/or a trade secret to the Company (collectively, “Confidential Information”).

2.Obligations. I will protect the confidentiality of Confidential Information both during and after my employment (or consultancy) with or by the Company. In addition, I will not, at any time during the term of this Agreement or thereafter, (a) disclose or disseminate Confidential Information to any third party without a legitimate business need to know such Confidential Information; (b) remove Confidential Information from the Company’s premises or make copies of Confidential Information, except as required for the proper performance of my job; or (c) use Confidential Information for my own benefit or for the benefit of any third party. For the avoidance of doubt, (x) nothing in this Agreement (or in any related offer letter or employment agreement) limits, restricts or in any other way affects my communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity, or limits my ability to share compensation information concerning myself or others (except that this does not permit me to disclose compensation information concerning others that I obtain because my job responsibilities require or allow access to such information); and (y) I understand that I cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, that, notwithstanding this immunity from liability, I understand that I may be held liable if I unlawfully access trade secrets by unauthorized means.

3.Exceptions. The obligations in Section 2 of this Agreement do not apply to any information that I can establish through written records (a) has become publicly known without (i) a breach of this Agreement or any other agreement by me or (ii) a third party’s breach of an agreement to maintain the confidentiality of the information; (b) was disclosed by me as permitted by the policies and procedures of the Company, or (c) was developed by me prior to the Effective Date without use of or reference to Confidential Information, and prior to the date any earlier confidentiality agreement with the Company was signed by me (or any earlier effective date of such agreement), if the date of development can be established by documentary evidence.

4.Former Employer Information. I will not, during my employment (or consultancy) with or by the Company, improperly use or disclose any confidential information, proprietary information or trade secrets of any former or current employer or any other person or entity, or incorporate into my work for the Company, any unpublished document or confidential information, proprietary information or trade secret belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

5.Inventions and Works Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, and trade secrets, which belong to me, which relate to the Company’s business, products, or research and development (collectively referred to as “Prior Works or Inventions”), and which are not assigned to the Employing Company hereunder. If, in the course of my employment (or consultancy) with or by the Company, I incorporate into a Company product or process a Prior Work or Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, assignable, sublicensable, irrevocable, perpetual, worldwide license to make, have made, copy, distribute, modify, use, import, offer to sell and sell such Prior Work or Invention as part of or in connection with such product, process or machine.

6.Ownership of Works.

a.The Employing Company owns all right, title and interest in and to all trade secrets, patents and copyrights, in the following works that I create, make, conceive or reduce to practice, solely or jointly: (i) works that are created using the Company’s facilities, supplies, information, trade secrets or time; (ii) works that relate directly or indirectly to or arise out of the actual or proposed business of the Company; (iii) works that relate directly or indirectly to or arise out of any task assigned to me or work I perform for the Company and/or (iv) works that are based on Confidential Information (collectively “Works”).

b.The Employing Company will have the right to hold in its own name all rights in the Works, including without limitation all rights of patents, copyrights, trade secrets and trademarks.

7.Ownership of Inventions.

a.I hereby irrevocably assign to the Employing Company my entire right, title and interest in any idea, invention, modification, design, program code, software, documentation, formula, data, know how, technique, process, method, device, discovery, improvement, developments, or works of authorship, and all related patents, patent applications, copyrights and copyright applications, whether patentable or not, authored, created, made, conceived or reduced to practice, solely or jointly by me, whether or not during normal working hours or on my own time, whether or not using my own equipment, on the premises of the Company or elsewhere, or after termination of my employment (or consultancy) with or by the Company, that (i) is authored, created, made, conceived or reduced to practice using the Company’s facilities, supplies, information, trade secrets or time; (ii) relates directly or indirectly to or arises out of the actual or proposed business, including without limitation the research and development activities, of the Company; (iii) relates directly or indirectly to or arises out of any task assigned to me or work I perform for the Company and/or (iv) is based on Confidential Information (collectively “Inventions”), and all intellectual property rights therein. Notwithstanding the foregoing, Inventions shall not include any invention that I develop entirely on my own time, without using the equipment, supplies, facilities or trade secret information of the Company, unless such invention (a) relates to the business of any entity comprising the Company for which I am performing services or to the actual or demonstrably anticipated research or development of any entity comprising the Company for which I am performing services or (b) results from any work performed by me for the Company.

b.I agree to cooperate fully with the Company, both during and after my employment (or consultancy) with or by the Company, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Works and/or Inventions. I further agree that if the Company is unable, after reasonable effort, to secure my signature on any such papers, any executive officer of the Company shall be entitled to execute any such papers as my agent and attorney-in-fact, and I hereby irrevocably designate and appoint each officer of the Company as my agent and attorney-in-fact to execute any such papers on my behalf, and to take any and all actions as the Company may deem necessary or desirable to protect its or the Employing Company’s rights and interests in any Works and/or Inventions, under the conditions described in this sentence.

c.“Employing Company” shall mean the entity employing me at the time that the applicable Works or Inventions are made, created, conceived or reduced to practice, as applicable.

8.Non-Solicitation.

a.Employee Non-Solicit. While I am employed by the Company and for a period of one year following termination of my employment, regardless of the reason therefore (in the aggregate, the “Restricted Period”), I agree that I shall not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) solicit, aid or induce any employee of the Company to leave such employment or to accept employment with any other person, firm, corporation or other entity unaffiliated with the Company or hire any such employee, (ii) take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee or (iii) solicit or encourage any independent contractor providing services to the Company to terminate or diminish his, her or its relationship with them. For the purposes of this Section 8, an “employee” or an “independent contractor” of the Company is any person who was such at any time within the preceding one (1) year. This paragraph shall not be violated solely by (x) general advertising or solicitation not specifically targeted at any employees of the Company or (y) my serving as a reference, upon request, for any employee of the Company, other than such a reference to a company with whom I am then affiliated; and

b.Business Partner Non-Solicit. During the Restricted Period, I will not directly or indirectly (i) solicit or encourage any customer, vendor, supplier or other business partner (each, a “Business Partner”) of the Company to terminate or diminish its relationship with them; or (ii) seek to persuade any such Business Partner or prospective Business Partner of the Company to conduct with anyone else any business or activity which such Business Partner or such prospective Business Partner conducts or could conduct with the Company; provided, however, that these restrictions shall apply (i) only with respect to those persons or entities who are or have been a business partner of the Company at any time within the immediately preceding two (2)-year period or whose business has been solicited on behalf of the Company by any of their officers, employees or agents within such two (2)-year period, other than by form letter, blanket mailing or published advertisement, and (ii) only if I have performed work for such person or entity during my employment with the Company or been introduced to, or otherwise had contact with, such person or entity as a result of my employment or other associations with the Company or have had access to Confidential Information, which would assist in my solicitation of such person or entity.

c.Non-Disparagement. I agree that during my employment and following termination of my employment, regardless of the reason therefor, I shall not, directly or indirectly, orally, in writing or through any medium (including, but not limited to, the press or other media, computer networks or bulletin boards, or any other form of communication) disparage or defame the goodwill or reputation of the Company, any of their respective businesses, products or services, or any of their respective directors, officers, stockholders, agents and/or employees. Nothing herein shall prohibit me (i) from disclosing that I am no longer employed by the Company, (ii) from responding truthfully to any governmental investigation or inquiry by a governmental entity or any other law, subpoena, court order or other compulsory legal process, (iii) from testifying truthfully in any legal or administrative proceeding where such testimony is compelled or requested, or from otherwise complying with applicable legal requirements, (iv) from rebutting in good faith statements made by the Company that are untrue or misleading, and/or (v) from disclosing factual information related to any future claim of discrimination by me to law enforcement, the Equal Employment Opportunity Commission, the New York State Division on Human Rights, the New York State Attorney General, any local commission on human rights or any attorney retained by me.

d.In signing this Agreement, I give the Company assurance that I have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on me under this Section 8. I agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company, and that each and every one of the restraints is reasonable in respect to subject matter and length of time. The Company and I further agree that, in the event that any provision of this Section 8 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. I will provide a copy of this Agreement to any person or entity with whom I may enter into a business relationship prior to entering into a business relationship during the Restricted Period.

9.Maintenance of Records. I will keep and maintain adequate and current written records of all Works and Inventions made by me (solely or jointly with others) during the term of my employment (or consultancy) with or by the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Employing Company at all times.

10.Use and Return of Documents. I agree that all documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by me, shall be the sole and exclusive property of the Company. I agree to safeguard all Documents and to surrender to the Company, at the time my employment terminates or at such earlier time or times as a duly authorized officer of the Company may specify, all Documents then in my possession or control. I also agree to disclose to the Company, at the time my employment terminates or at such earlier time or times as a duly authorized officer of the Company may specify, all passwords necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which I have password-protected on any computer equipment, network or system of the Company.

11.Representations and Warranties. I represent and warrant that I am able to perform the duties of my position and that my ability to work for the Company is not limited or restricted by any agreements or understandings between me and other persons or companies.

12.Miscellaneous Provisions.

a.Applicability. The provisions of this Agreement are applicable to Confidential Information, Works and Inventions disclosed, created, or developed before or after I sign this Agreement.

b.Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not during normal business hours of the recipient, then on the next business day; (iii) five (5) calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the other party to this Agreement at such party’s address hereinafter set forth on the signature page hereof, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto.

c.Assignment. Neither this Agreement nor any of my rights or obligations hereunder shall be assignable by me, and any assignment by me shall be null and void. Zenas BioPharma (USA) LLC may assign this Agreement or any of its obligations hereunder to any other entity comprising the Company, or to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or business of the Company. This Agreement is intended to bind and inure to the benefit of and be enforceable by me and the Company and the Company’s respective permitted successors and assigns.

d.Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the United States and the Commonwealth of Massachusetts. Any action or claim in respect of a breach or alleged breach of this Agreement shall be instituted solely in a state or federal court located in Massachusetts.

e.Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and merges all prior agreements or understandings, whether written or oral, with respect to the subject matter hereof. This Agreement may not be amended, modified or revoked, in whole or in part, except by an agreement in writing signed by each of the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

f.Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.

g.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

ZENAS BIOPHARMA (USA) LLC		Name:	Lisa von Moltke
852 Winter Street
Waltham, MA 02451

By:	/s/ Leon O. Moulder, Jr.	/s/ Lisa von Moltke
Name:	Leon O. Moulder, Jr.	Lisa von Moltke
Title:	Chief Executive Officer

EXHIBIT A

Prior Works or Inventions

TO:	Zenas BioPharma (USA) LLC
FROM:	Lisa von Moltke
DATE:	March 17, 2025

SUBJECT: Prior Inventions

1.Except as listed in Section 2 below, the following is a complete list of all inventions, works of authorship, developments, trade secrets or improvements relevant to the subject matter of my employment by Zenas BioPharma (USA) LLC (the “Company”) that have been authored, created, made or conceived or first reduced to practice by me, alone or jointly with others, prior to my engagement by the Company:

☒	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.

2.Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions, works of authorship, developments, trade secrets or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

Invention or Improvement Party(ies) / Relationship

1.
2.
3.

☐	Additional sheets attached.